SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
October 24, 2006
Date of Report
(Date of earliest event reported)
FISHER COMMUNICATIONS, INC.
(Exact Name of Registrant as Specified in Charter)

Washington (State or Other Jurisdiction of Incorporation)	000-22439 (Commission File No.)	91-0222175 (IRS Employer Identification No.)
100 Fourth Avenue N., Suite 510, Seattle, Washington 98109
(Address of Principal Executive Offices, including Zip Code)
(206) 404-7000
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
       (c) On October 24, 2006, Fisher Communications, Inc. announced that effective November 27, 2006, Mae Numata will assume the position of Senior Vice President and Chief Financial Officer of Fisher Communications, Inc. Ms. Numata has over 25 years of professional experience, most recently as Vice President and CFO of the Seattle Times. She has also held senior management positions at KeyBank of Washington and Puget Sound Savings Bank. She began her career at Deloitte & Touche LLP. The press release announcing this event is attached to this report as Exhibit 99.1.
       An offer letter was provided to Ms. Numata setting forth the initial compensation and benefits she is entitled to receive as Senior Vice President and Chief Financial Officer of the Company. The following description of the offer letter does not purport to be complete and is intended to be a brief summary of the material terms of the agreement between the Company and Ms. Numata.
       The offer letter provides, among other things, that Ms. Numata will receive an annual base salary of $250,000. She will also be eligible for participation in the Fisher Communications, Inc. Short-Term Incentive Plan, with a payout target equal to 45% of her base salary and a maximum payout equal to 200% of the payout target. In addition, Ms. Numata will participate in the Fisher Communications, Inc. Long-Term Incentive Plan, pursuant to which she will receive an initial stock option grant to purchase 6,000 shares of the Company’s common stock scheduled to vest over a five year period with a ten-year expiration and 1,500 shares of restricted stock scheduled to vest over a five year period.
Item 9.01. Financial Statements and Exhibits
          (c) Exhibits
          99.1 Press release, dated October 24, 2006

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FISHER COMMUNICATIONS, INC.
	By	/s/ Judith A. Endejan
Judith A. Endejan
Dated: October 27, 2006		Senior Vice President
General Counsel

Exhibit Index

99.1	Press release, dated October 24, 2006.